Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656

July 29, 2005 VIA HAND DELIVERY Nicholas High Income Fund, Inc. 700 North Water Street Milwaukee, WI 53202

Gentlemen:

We have acted as counsel to Nicholas High Income Fund, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto ("Registration Statement"), relating to the registration of shares of common stock, $0.01 par value per share, of the Corporation (the "Shares") under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). This opinion is being furnished in connection with the registration of Shares designated Class N.

As counsel for the Corporation, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1.	The Corporation is duly organized and validly existing under Maryland law.

2.	The Shares have been, or will be, issued in accordance with the Corporation’s
Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

3.	The Shares have been, or will be, issued against consideration therefor as described in the Corporation’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4. The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular class.

Based upon the foregoing, we are of the opinion that:

Nicholas High Income Fund, Inc. July 29, 2005 Page 2

A. The Corporation is authorized to issue, including those Shares currently issued and outstanding, up to one hundred million (100,000,000) Shares, of which seventy-five million (75,000,000) are designated Class I, and twenty-five million (25,000,000) are designated Class N, and

B. The Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment Nos. 94 and 35 to the Registration Statement under the Securities Act and the Investment Company Act, respectively, and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

MICHAEL BEST & FRIEDRICH LLP